Exhibit 99.1

November 30, 2021

Nortech Systems Announces $6.1 million PPP Loan Forgiveness

MINNEAPOLIS, MINNESOTA, USA – Nortech Systems Incorporated (Nasdaq: NSYS) (the “Company”) is filing this Current Report on Form 8-K to provide an update related to the status of its Paycheck Protection Program (the “PPP”) loan forgiveness application with the U.S. Small Business Administration (“SBA”).

As previously announced, on April 21, 2020, the Company executed a promissory note to Bank of America National Association (“BOA”), as lender, in the aggregate principal amount of $6.1 million (the “PPP Loan”) under the PPP. The PPP was established under the Coronavirus Aid, Relief, and Economic Security Act and is administered by the SBA. The Company submitted its PPP loan forgiveness application to the SBA through BOA.

On November 29, 2021, the Company received notification through BOA that the PPP loan and accrued interest has been fully forgiven by the SBA and the forgiveness payment date was November 3, 2021. The financial impact of PPP loan forgiveness will be reflected in the Company’s results for fourth quarter 2021 ending December 31, 2021.

Nortech, in partnership with our medical, industrial and defense customers, uses intelligence, innovation, speed and global expertise to provide manufacturing and engineering solutions. This enables our customers to be leaders in digital connectivity and data management to achieve their business goals. Nortech strives to be a premier workplace that fosters valued relationships internally and in our communities.

About Nortech Systems Incorporated Nortech Systems, Incorporated is a leading provider of design and manufacturing solutions for complex electromedical devices, electromechanical systems, assemblies, and components. Nortech Systems primarily serves the medical, aerospace & defense, and industrial markets. Its design services span concept development to commercial design, and include medical device, software, electrical, mechanical, and biomedical engineering. Its manufacturing and supply chain capabilities are vertically integrated around wire/cable/interconnect assemblies, printed circuit board assemblies, as well as system-level assembly, integration, and final test. Headquartered in Maple Grove, Minn., Nortech currently has seven manufacturing locations and design centers across the U.S., Latin America, and Asia. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS. Nortech’s website is www.nortechsys.com.

Contact Information is:

Chris Jones, CFO

cjones@nortechsys.com

952-345-2244